Exhibit 21.1
List of Subsidiaries

Name of Subsidiary	State/Country of Incorporation
Wholly-owned Direct Subsidiaries
B&B Advertising, Inc.	Delaware
MIVA Direct, Inc.	Delaware
MIVA Small Business Solutions, Inc.	Delaware
Who Midco Corporation	Delaware

Wholly-owned Indirect Subsidiaries
MIVA Media International, Inc.	Delaware
MIVA (UK) Ltd.	United Kingdom
Espotting Media Ireland Ltd.	Ireland
Espotting Scandinavia AB	Sweden
MIVA (France) S.a.r.l	France
MIVA Media S.L.	Spain
MIVA (Deutschland) GmbH	Germany
MIVA (Italia) S.r.l. — a socio unico	Italy